[UNI-PIXEL LETTERHEAD]

April 1, 2005

Via Facsimile to (202) 942-9585

Mr. Thomas A. Jones

Division of Corporation Finance

Securities and Exchange Commission

Mail Stop 03-06

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:                             Uni-Pixel, Inc.
Amendment No. 1 to Form 10-SB
Filed April 1, 2005
File No.  0-49737

Dear Mr. Jones:

Uni-Pixel, Inc. (the “Company”) hereby acknowledges to the Securities and Exchange Commission (the “Commission”) and its staff (“Staff”) that:

•                                          the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•                                          Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•                                          the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

UNI-PIXEL, INC.

By:	/s/ Reed J. Killion
Reed J. Killion
President and Director

cc (via facsimile):	Mary Beth Breslin
Darrell R. Windham